Exhibit 10.1

AMENDMENT NO. 1 TO THE PROFESSIONAL BUSINESS MANAGEMENT AGREEMENT

This Amendment No. 1 to the Professional Business Management Agreement (the “Amendment”) is made and entered into effective as of March 1, 2008, by and between EyeMasters, Inc., a Delaware corporation, doing business as Vision works (the “Professional Business Manager”), and Mark Lynn O.D. & Associates, P.C., a Georgia professional corporation (the “Practice”).

R E C I T A L S

WHEREAS, the Practice and the Professional Business Manager entered into that certain Professional Business Management Agreement, dated July 2, 2006 (the “Management Agreement”), pursuant to which the Professional Business Manager provides the Practice with certain management services as are necessary and appropriate for the day-to-day administration of the non-optometric aspects of the Practice’s professional eye care practice located adjacent to optical retail stores operating under the name “Visionworks,” in Georgia; and

WHEREAS, the Practice and the Professional Business Manager desire to amend the Management Agreement to provide that the persons providing dispensing services will be employed by the Practice;

NOW, THEREFORE, for and in consideration of the mutual agreements, terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Section 4.3(b) of the Management Agreement shall be amended in its entirety to read as follows:

“(b) The Parties acknowledge that the Professional Business Manager is engaged in the business of dispensing optical goods at the optical retail stores adjacent to the Practice Locations. The Practice agrees to provide dispensing services to the Professional Business Manager at such optical retail stores in accordance with Addendum A attached hereto. Accordingly, the Practice shall employ Licensed Dispensing Opticians and unlicensed dispensing opticians (the “Dispensing Technicians”) who shall provide services exclusively to the Practice in order for the Practice to fulfill its obligations under Addendum A in dispensing optical retail goods to the Professional Business Manager’s customers at such locations. The Practice shall be responsible for the hiring, compensation, supervision, evaluation, and termination of all Licensed Dispensing Opticians and Dispensing Technicians at the Practice Locations. At the request of the Practice, Professional Business Manager shall be available to consult with and assist the Practice respecting such matters. The Practice shall be responsible for the payment of such Licensed Dispensing Opticians and Dispensing Technicians’ salaries and wages, payroll taxes, benefits, and all other taxes and charges now or hereafter applicable to them. The Practice shall provide direct supervisory services, through its employed Professionals and Licensed Dispensing Opticians, to the Dispensing Technicians at these locations operated by the Professional Business Manager. The supervisory services shall include training, consulting and supervising the Dispensing Technicians who provide optical dispensing services to customers of the Professional Business Manager. Such employed Professionals shall supervise and remain available to the Dispensing Technician during the regular business hours in which the Professional Business Manager conducts its business; provided, however, in no event shall such supervisory services interfere or conflict with the eye examinations and care of the Practice’s patients. During such periods, the Professionals will observe the Dispensing Technicians in their activities and provide corrective supervisory services whenever the Professionals deem it appropriate. The Professional Business Manager shall reimburse the Practice for its costs and expenses of employing the Licensed Dispensing Opticians and Dispensing Technicians.”

2. This Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

3. Except as otherwise expressly set forth in this Amendment the Management Agreement shall remain in full force and effect and the parties hereto shall be bound by the terms and conditions thereof, as herein amended.

IN WITNESS WHEREOF, the Practice and Professional Business Manager have caused this Amendment to be executed by their duly authorized representatives, effective as of the day and year first above written.

MARK LYNN, O.D. & ASSOCIATES, P.C. “The Practice”

By:	/s/ Mark E. Lynn, O.D. President
Mark E. Lynn, O.D., President

EYEMASTER, INC. doing business as Visionworks “Professional Business Manager”

By:
Title:	PRESIDENT/ COO

ADDENDUM A

AGREEMENT TO PROVIDE OPTICINARY SERVICES

This Agreement to Provide Opticinary Services (the “Agreement”) dated effective this 1st day of March, 2008 by and between Mark Lynn O.D. & Associates, P.C., a Georgia professional corporation (the “Practice”), and EyeMasters, Inc., a Delaware corporation, doing business as Visionworks, the (“Company”).

W I T N E S S E T H

WHEREAS, the Company owns and operates various locations identified on Exhibit A attached hereto (the “Locations”) at which it sells certain optical retail goods;

WHEREAS, the Practice is a professional corporation which employs duly licensed optometrists who provide optometric services in offices which are located in Georgia within or adjacent to the premises of the Company’s Locations (the “Professionals”); .

WHEREAS, the Practice desires to provide, and the Company desires to retain the Practice to provide, through the Practice’s employed Professionals, Licensed Dispensing Opticians and supervised unlicensed dispensing opticians (“Dispensing Technicians”) certain opticinary services to assist in dispensing Company’s optical retail goods to customers.

NOW THEREFORE, the parties hereto agree as follows:

1. Engagement. The Company hereby engages the Practice to provide opticinary services, through the Practices employed Professionals, Licensed Dispensing Opticians, and supervised Dispensing Technicians at the Locations.

2. Opticinary Services. The opticinary services shall include preparing, fitting, and dispensing prescription lenses, spectacles, eyeglasses, contact lenses, or any other type of vision-correcting optical device to the intended user. Such opticinary services shall be provided (i) directly by a Professional, (ii) directly by a Licensed Dispensing Optician, or (iii) by a Dispensing Technician supervised by a Professional or Licensed Dispensing Opticians, all of whom shall be directly employed by, and work exclusively for, the Practice. Supervision of a Dispensing Technicians shall include training, consulting and supervising the Dispensing Technicians who provide optical dispensing services to customers of the Locations. Professionals and Licensed Dispensing Opticians providing the supervision shall supervise and remain available to the Dispensing Technicians during the regular business hours in which the Practice conducts its business and at all times that optical dispensing is taking place within the Locations; provided, however, in no event shall such supervision interfere or conflict with the eye examinations and care of the Practice’s patients. The Professionals and Licensed Dispensing Opticians will observe the Dispensing Technicians in their activities and provide corrective opticinary services Whenever the Professionals deem it appropriate.

3. Employees of the Practice. The Practice shall be responsible for the hiring, compensation, supervesion, evaluation, and termination of all Licensed Dispensing Opticians and Dispensing Technicians at the Practice Locations. At the request of the Practice, Professional Business Manager shall be available to consult with and assist the Practice respecting such matters. The Practice shall be responsible for the payment of such Licensed Dispensing Opticians and Dispensing Technicians’ salaries and wages, payroll taxes, benefits, and all other taxes and charges now or hereafter applicable to them. As employees of the Practice, and only the Practice, the Professionals, Licensed Dispensing Opticians and supervised Dispensing

Technicians providing the opticinary services contemplated herein shall at all times remain under the direct control of the Practice. Such Professionals, Licensed Dispensing Opticians and supervised Dispensing Technicians shall be compensated directly by the Practice for their services provided to the Practice. The Company and the Practice agree that the Practice shall retain absolute authority to direct the opticinary, optometric, professional, and ethical aspects of its opticinary, optometric and/or therapeutic optometric practice. The Practice shall be solely responsible for and shall comply with all state and federal laws applicable to Practice pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related matters regarding its Professionals, Licensed Dispensing Opticians and supervised Dispensing Technicians.

4. Status of Independent Contractor. By providing opticinary services to the Company, the Practice is neither an employee nor an agent of the Company, but is merely an independent contractor providing services provided for herein. The Company and the Practice and their respective members or shareholders are not, and shall not be deemed to be by virtue of this Agreement, joint ventures, partners, employees or agents of each other (except as expressly provided in this Agreement). Except as may be expressly provided herein, the Practice shall not have any authority to bind the Company without the Company’s express written consent; and then only to the extent of the authority conferred by such express written consent. The Practice is an independent contractor, and Practice shall remain professionally and economically independent of the Company.

5. Term. The term of this Agreement will be for an initial period of ten (10) years after the effective date, and shall be automatically renewed for successive five (5) year periods thereafter, provided that neither the Company nor the Practice shall have given desire not to renew this Agreement at least sixty (60) days before the end of the initial term or any renewal term, or unless otherwise terminated as herein provided. Notwithstanding any provision to the contrary, the rights and obligations of the parties with respect to any store location shall terminate upon the termination of the underlying lease or sublease pursuant to which the Practice operates its practice at such location. Notwithstanding the foregoing, this Agreement shall terminate upon the termination or expiration of the Professional Business Management Agreement, of even date herewith (the “Management Agreement”), entered into between the parties. Further, the Company may terminate this Agreement upon 30 days prior written notice.

6. Notice. Any notice or other communication by either party to the other shall be in writing and shall be deemed to have been given, if either delivered, personally by overnight mail service, or by registered or certified mail, postage prepaid, addressed as follows:

To Practice:	Mark Lynn O.D. & Associates, PC
Visionworks
Gwinnett Place Mall
2100 Pleasant Hill Road, Space H10-1
Duluth Georgia 30096
Attention: Mark E. Lynn, O.D.

with a copy:	Mr. Bruce I. Crabtree, III
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, GA 30309-3592

To Company:	EyeMasters, Inc. d/b/a Visionworks
11103 West Avenue
San Antonio, Texas 78213
Attention: Chief Financial Ofiicer

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with a copy to:	Cox Smith Matthews Incorporated
112 E. Pecan, Suite 1800
San Antonio, Texas 78205
Attention: J. Daniel Harkins or Steven A. Elder

7. Modifications and Amendments. This Agreement cannot be changed or modified except by another agreement in writing executed by other parties.

8. Confidentiality. The Practice agrees to maintain the confidentiality of the terms and conditions of this Agreement. The Practice shall not distribute this Agreement to any third parties unless required by law or by contractual requirements.

9. Governing Law. This Agreement shall be deemed to have made and shall be construed and interpreted in accordance with the laws of the State of Georgia.

10. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties and to their respective successors and assigns. Nothing contained in this Agreement shall be construed to permit the assignment by either party of any rights or obligations hereunder, and such assigment is expressly prohibited without the prior written consent of the Company.

11. Arbitration. Any and every dispute of any nature whatsoever that may arise between the parties, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including, but not limited to, disputes relating to or involving the construction, performance or breach of this Agreement or any other agreement between the parties, whether entered into prior to, on, or subsequent to the date of this Agreement, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with Section 8.7 of the Management Agreement, which is incorporated herein by reference.

In witness whereof the parties have executed this Agreement effective as of the date first above written.

EYEMASTERS, INC. D/B/A VISIONWORKS

By:	/s/ James J. Denny
Name:	JAMES J. DENNY
Title:	PRESIDENT/CEO

MARK LYNN, O.D. & ASSOCIATES, P.C.

By:	/s/ Mark Lynn, O.D., President
Mark Lynn, O.D., President

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EXHIBIT A

PRACTICE LOCATIONS

#470-The Mall at Stonecrest 2929 Turner Hill Road, Space #225 Lithonia, GA 30038	#477-Perimeter Mall 4400 Ashford Dunwoody Road Atlanta, GA 30346

#471-NorthlakeMall 2011 Northlake Mall Atlanta, GA 30345	#478-Mall of Georgia 3333 Buford Drive, Suite #1030 Buford, GA30519

#472-Gwinnett Place Mall 2100 Pleasant Hill Road, Space H 10-1 Duluth, GA 30096	#479-Arbor Place 1550 Arbor Place Mall Douglasville, GA 30135

#473-Town Center at Cobb 400 Barrett Parkway, Suite #158 Kennesaw, GA 30144	#480-John’s Creek Village 11720 Medlock Bridge Road, #140 Duluth, GA 30097

#474-Cumberland Mall 1245 Cumberland Mall Atlanta, GA 30339	#481-Fayette Pavilion 165 Pavilion Parkway Fayetteville, GA 30214

#475-Southlake Mall 2402 Southlake Mall Morrow, GA 30260	#482-Presidential Markets 1905 Scenic Highway, #1130 Snellville, GA 30078

#476-Northpoint Mall 1000 North Point Circle Space #1014 Alpharetta, GA 30022	#486 Henry Town Center Shopping Center 1862 Jonesboro Road McDonough, GA 30253